THE LAW OFFICES OF RANDALL J. LANHAM

28652 Oso Parkway, Suite D-138

Rancho Santa Margarita, California 92688

Telephone: (949)858-6773

Facsimile: (949)858-6774

December 6, 2001

Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, NW

Washington, DC 20549

Dear Sir/Madam:

Re: Lions Gate Investment Limited (the "Company")

Registration of Common Shares

The following opinion is provided in connection with the Company's registration of 2,200,000 outstanding common shares under a Form SB-2 registration statement and prospectus dated December 6, 2001 (the "Registration Statement"). This opinion is restricted to the Federal Securities Laws of the United States. After reasonable inquiry, we are of the opinion that the 2,200,000 common shares of the Company to be registered under the Registration Statement have been properly authorized and when sold will be legally issued as fully paid and non-assessable common shares of the Company.

Our office consents to the filing of this opinion as an exhibit to the Registration Statement and consents to the reference to our firm in the Registration Statement.

Yours truly,

/s/Randall J. Lanham

Randall J. Lanham